                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)*

                             V.I. TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   917920 10 0
                                 (CUSIP Number)

                                   12/31/2000
             (Date of Event Which Required Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[X]     Rule 13d-1(d)











--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 2 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Ampersand Specialty Materials and Chemicals II Limited Partnership 04-3157039
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              1,052,342 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,052,342 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,052,342 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.07%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 3 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Ampersand Specialty Materials and Chemicals III Limited Partnership 04-3294909
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              5,029,687 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                5,029,687 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,029,687 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        24.24%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 4 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ASMC-II Management Company Limited Partnership
        04-3157040
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              1,052,342 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,052,342 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,052,342 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.07%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 5 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ASMC-III Management Company Limited Partnership
        04-3294905
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              5,111,469 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                5,111,469 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,111,469 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        24.63%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 6 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ASMC-II MCLP LLP
        04-3341533
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              1,052,342 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,052,342 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,052,342 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.07%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 7 of 18 Pages
--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard A. Charpie
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                         (b) [ ]
        Not applicable
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0 shares
                        --------------------------------------------------------
       NUMBER OF        6       SHARED VOTING POWER
         SHARES
      BENEFICIALLY              7,637,363 shares
        OWNED BY        --------------------------------------------------------
          EACH          7       SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
          WITH          --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                7,637,363 shares
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,637,363 shares
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [X]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        36.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 8 of 18 Pages
--------------------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:

     V. I. Technologies, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     134 Coolidge Avenue, Watertown, MA 02472

ITEM 2(a).    NAME OF PERSON FILING:

     Ampersand Specialty Materials and Chemicals II Limited Partnership Ampersand Specialty Materials and Chemicals III Limited Partnership ASMC-II Management Company Limited Partnership
     ASMC-III Management Company Limited Partnership
     ASMC-II MCLP LLP
     ASMC-III MCLP LLP
     Richard A. Charpie

     See Exhibit 1 for a list of the General Partners of ASMC-II MCLP LLP and ASMC-III MCLP LLP.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

     All filing parties:
     c/o Ampersand Ventures
     55 William Street, Suite 240
     Wellesley, MA 02481-4003


ITEM 2(c).    CITIZENSHIP:

     Ampersand Specialty Materials and Chemicals II Limited Partnership, Ampersand Specialty Materials and Chemicals III Limited Partnership, ASMC-II Management Company Limited Partnership, ASMC-III Management Company Limited Partnership, ASMC-II MCLP LLP and ASMC-III MCLP LLP are organized under the laws of the State of Delaware.

     Richard A. Charpie is a citizen of the United States of America.

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 9 of 18 Pages
--------------------------------------------------------------------------------


ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

     Common Stock, $0.01 par value

ITEM 2(e).    CUSIP NUMBER:

     917920 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4.       OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     Ampersand Specialty Materials and Chemicals II Limited Partnership owns 1,052,342 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership owns 5,029,687 shares.

     ASMC-II Management Company Limited Partnership may be attributed with the ownership of 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, of which it is the General Partner. ASMC-II Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III Management Company Limited Partnership may be attributed with the ownership of 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, of which partnerships it is the General Partner. ASMC-III Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-II MCLP LLP may be attributed with the ownership of 1,052,343 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership.

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 10 of 18 Pages
--------------------------------------------------------------------------------

ASMC-II MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     ASMC-III MCLP LLP may be attributed with the ownership of 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. ASMC-III MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

     Richard A. Charpie may be attributed with the ownership of 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 980,000 shares held by Ampersand IV Limited Partnership, 20,000 shares held by Ampersand IV Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie is the Managing General Partner of ASMC-II MCLP LLP, ASMC-III MCLP LLP, and Ampersand Lab Partners MCLP LLP. ASMC-II MCLP LLP is the General Partner of ASMC-II Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals II Limited Partnership. ASMC-III MCLP LLP is the General Partner of ASMC-III Management Company Limited Partnership, which is the General Partner of Ampersand Specialty Materials and Chemicals III Limited Partnership and Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership. Ampersand Lab Partners MCLP LLP is the General Partner of Ampersand Lab Partners Management Company Limited Partnership, which is the General Partner of Laboratory Partners I Limited Partnership and Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie is the Principal Managing Member of AMP-IV Management Company Limited Liability Company, which is the General Partner of Ampersand IV Limited Partnership and Ampersand IV Companion Fund Limited Partnership. Dr. Charpie is also the owner of 19,500 options under the Directors' Stock Option Plans, the economic interest of which he has assigned to the various Ampersand entities. Dr. Charpie disclaims beneficial ownership of all shares except to the extent of his proportionate pecuniary interest therein.

     (b) Percent of class:

     Ampersand Specialty Materials and Chemicals II Limited Partnership - 5.1% Ampersand Specialty Materials and Chemicals III Limited Partnership - 24.2% ASMC-II Management Company Limited Partnership - 5.1%
     ASMC-III Management Company Limited Partnership - 24.6%
     ASMC-II MCLP LLP - 5.1%

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 11 of 18 Pages
--------------------------------------------------------------------------------

     ASMC-III MCLP LLP - 24.6%
     Richard A. Charpie - 36.8%

The foregoing percentages are calculated based on 20,750,413 shares of Common Stock outstanding as of December 31, 2000.

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or direct the vote:

     None.

         (ii)  Shared power to vote or direct the vote:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares voting power over 1,052,342 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares voting power over 5,029,687 shares.

     ASMC-II Management Company Limited Partnership shares voting power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares voting power over 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares voting power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares voting power over 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     Richard A. Charpie shares voting power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 980,000 shares held by Ampersand IV Limited Partnership, 20,000 shares held by Ampersand IV Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership. He also shares voting power over 19,500 options awarded to him under the Directors' Stock Option Plans, the economic interest of which he has assigned to the Ampersand entities.

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 12 of 18 Pages
--------------------------------------------------------------------------------

         (iii) Sole power to dispose or to direct the disposition of:

     None.

         (iv)  Shared power to dispose or to direct the disposition of:

     Ampersand Specialty Materials and Chemicals II Limited Partnership shares dispositive power over 1,052,342 shares.

     Ampersand Specialty Materials and Chemicals III Limited Partnership shares dispositive power over 5,029,687 shares.

     ASMC-II Management Company Limited Partnership shares dispositive power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III Management Company Limited Partnership shares dispositive power over 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     ASMC-II MCLP LLP shares dispositive power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership.

     ASMC-III MCLP LLP shares dispositive power over 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership and 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership

     Richard A. Charpie shares dispositive power over 1,052,342 shares held by Ampersand Specialty Materials and Chemicals II Limited Partnership, 5,029,687 shares held by Ampersand Specialty Materials and Chemicals III Limited Partnership, 81,782 shares held by Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, 980,000 shares held by Ampersand IV Limited Partnership, 20,000 shares held by Ampersand IV Companion Fund Limited Partnership, 331,488 shares held by Laboratory Partners I Limited Partnership and 142,066 shares held by Laboratory Partners Companion Fund Limited Partnership. Dr. Charpie also shares dispositive power over 19,500 stock options issued to him under the Directors' Stock Option Plans, the economic interest of which he has assigned to the Ampersand entities.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 13 of 18 Pages
--------------------------------------------------------------------------------

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     See the response to Item 4 as to the beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     Not applicable.

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 14 of 18 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP
By: ASMC-II Management Company Limited Partnership, its General Partner,
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated:  February 13, 2001

ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

ASMC-II MCLP LLP
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP
By: ASMC-III Management Company Limited Partnership, its General Partner,
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 15 of 18 Pages
--------------------------------------------------------------------------------

ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001


ASMC-III MCLP LLP
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001


RICHARD A. CHARPIE

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 16 of 18 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT 1

General Partners of ASMC-II MCLP LLP:

         Richard A. Charpie
         Stuart A. Auerbach
         Robert A. Charpie
         Peter D. Parker
         Charles D. Yie

General Partners of ASMC-III MCLP LLP:

         Richard A. Charpie
         Stuart A. Auerbach
         K Kachadurian
         David J. Parker
         Peter D. Parker
         Charles D. Yie

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 17 of 18 Pages
--------------------------------------------------------------------------------


                                    EXHIBIT 2

                            JOINT FILING AGREEMENT OF
       AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP,
      AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP,
                 ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP,
                                ASMC-II MCLP LLP,
                              ASMC-III MCLP LLP AND
                               RICHARD A. CHARPIE


         The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13G/A to which this
Exhibit is attached, in connection with their beneficial ownership of the common stock of V.I. Technologies, Inc. at December 31, 2000 and agree that such statement is filed on behalf of each of them.



AMPERSAND SPECIALTY MATERIALS AND CHEMICALS II LIMITED PARTNERSHIP
By: ASMC-II Management Company Limited Partnership, its General Partner,
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

ASMC-II MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-II MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

----------------------------                         ---------------------------
   CUSIP NO. 917920 10 0          SCHEDULE 13G          Page 18 of 18 Pages
--------------------------------------------------------------------------------


ASMC-II MCLP LLP
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated:  February 13, 2001

AMPERSAND SPECIALTY MATERIALS AND CHEMICALS III LIMITED PARTNERSHIP
By: ASMC-III Management Company Limited Partnership, its General Partner,
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

ASMC-III MANAGEMENT COMPANY LIMITED PARTNERSHIP
By: ASMC-III MCLP LLP, its General Partner,
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

ASMC-III MCLP LLP
By: Richard A. Charpie, its Managing General Partner

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001

RICHARD A. CHARPIE

/s/ Richard A. Charpie
----------------------------------
Richard A. Charpie
Dated: February 13, 2001